Exhibit 23.3

Consent of iData Research, Inc.

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form S-1 of Globus Medical, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, under the “Market and Industry Data,” “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” sections and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information in the above-mentioned sections.

The data and information used in the Registration Statement; including, but not limited to, under the “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” sections are obtained from our report titled “iData’s Global Series on Spine, Minimally Invasive Surgical Procedures, and Orthopedic Biomaterials.”

/s/ Andrew Park

iData Research, Inc.

March 27, 2012